July 14, 2003	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc., Reports Quarterly Earnings of $.84 Per Share

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended June 30, 2003, were $.84 per share ($5,811,000) compared to the $.94 per share ($6,534,000) the company earned during the same quarter in the prior year. Excluding significant non-operating items (which are discussed below), operating earnings per share for the quarters ended June 30, 2003, and 2002 were $.84 and $.73, respectively, reflecting an increase of 15% during the June 30, 2003, quarter.

"We are pleased to report that operating earnings for the quarter ended June 30, 2003, compared favorably to the same quarter a year ago," said Great Southern President and CEO Joseph W. Turner. "The 15% increase in operating earnings per share was due in part to increases in net interest income, service charges and ATM fees, and gains on loan sales."

For the six months ended June 30, 2003, preliminary earnings were $1.63 per share ($11,269,000) up 11% from the $1.47 the company earned on an operating basis during the same period in the prior year. For the six months ended June 30, 2002, the company's reported earnings were $1.72 per share ($11,936,000).

For the three months ended June 30, 2003, annualized return on average equity was 20.71%; annualized return on average assets was 1.65%; and net interest margin was 3.89%. For the six months ended June 30, 2003, annualized return on average equity was 20.44%; annualized return on average assets was 1.62%; and net interest margin was 3.81%.

The bank's earnings during the quarter ended June 30, 2003, were not impacted by significant non-operating items. By comparison, significant non-operating items previously reported as part of earnings for the quarter ended June 30, 2002, included a net positive impact to noninterest income totaling $2.2 million as a result of the sale of available-for-sale equity securities.

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Stockholders' equity at June 30, 2003, was $112.9 million (7.8% of total assets), equivalent to a book value of $16.49 per share.

Non-performing assets at June 30, 2003, were $20.4 million, up $1.5 million from December 31, 2002. Non-performings as a percentage of total assets were 1.41%. Compared to December 31, 2002, non-performing loans decreased $6.1 million to $8.4 million while foreclosed assets increased $7.7 million to $12.0 million. Non-performing loans decreased primarily as a result of the transfer to foreclosed assets of one relationship with a remaining balance of $2.8 million and another relationship with a remaining balance of $6.7 million. The $2.8 million relationship involves a motel in Springfield, Missouri. This relationship, which originally totaled $3.6 million, was most recently described in the March 31, 2003, Quarterly Report on Form 10-Q and was included in foreclosed assets at that time. The $6.7 million relationship involves condominium buildings and lots, single-family residences and lots, a golf course, and other developed and undeveloped land. This relationship, which originally totaled $7.3 million, was most recently described in the March 31, 2003, Quarterly Report on Form 10-Q and was included in foreclosed assets at that time. Partially offsetting these foreclosed assets additions, foreclosed assets decreased $1.4 million from the sale of a motel, condominium units and vacant land which were part of the $1.7 million relationship described in the December 31, 2002, Annual Report on Form 10-K.

The stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended June 30, 2003, was at $38.54.

Great Southern Bancorp has subsidiary corporations offering banking, investment, insurance and travel services. The principal subsidiary, Great Southern Bank, is headquartered in Springfield, Missouri, and operates 28 branches and more than 140 ATMs throughout southwest and central Missouri.

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and six months ended June 30, 2003, and 2002 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	June 30,	December 31,
	2003	2002
	(Dollars in thousands)
Total assets	$1,443,324	$1,402,638
Loans receivable, gross	1,050,749	1,018,935
Allowance for loan losses	20,670	21,288
Foreclosed assets, net	11,984	4,328
Available-for-sale securities, at fair value	211,680	236,269
Held-to-maturity securities, at amortized cost	52,799	52,587
Deposits	1,059,474	1,021,957
Total borrowings	264,065	268,494
Stockholders' equity	112,870	104,709
Non-performing assets	20,387	18,849

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2003	2002	2003	2002	2003
Selected Operating Data: (Dollars in thousands)
Interest income	$18,791	$20,153	$37,368	$39,934	$18,577
Interest expense	5,906	7,633	12,151	15,744	6,245
Net interest income	12,885	12,520	25,217	24,190	12,332
Provision for loan losses	1,200	1,650	2,400	3,000	1,200
Non-interest income	5,081	6,359	9,783	10,816	4,701
Non-interest expense	8,083	7,105	15,709	13,739	7,626
Provision for income taxes	2,872	3,590	5,622	6,331	2,749
Net income	$5,811	$6,534	$11,269	$11,936	$5,458
Per Common Share:
Net income (fully diluted)	$.84	$.94	$1.63	$1.72	$.79

Book value	$16.49	$13.70	$16.49	$13.70	$15.86
Earnings Performance Ratios:
Annualized return on average assets	1.65%	1.96%	1.62%	1.81%	1.58%
Annualized return on average stockholders' equity	20.71%	28.27%	20.44%	26.42%	20.16%
Net interest margin	3.89%	3.90%	3.81%	3.79%	3.74%
Average interest rate spread	3.68%	3.65%	3.61%	3.53%	3.53%
Adjusted efficiency ratio (excl. foreclosed assets)	44.39%	37.30%	44.24%	38.70%	44.09%
Non-interest expense to average total assets	2.30%	2.13%	2.25%	2.08%	2.20%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.97%	2.13%	1.97%	2.13%	1.96%
Non-performing assets to period-end assets	1.41%	1.41%	1.41%	1.41%	1.29%
Non-performing loans to period-end loans	.80%	1.52%	.80%	1.52%	.58%
Annualized net charge-offs to average loans	.24%	1.13%	.58%	.62%	.81%

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash	$ 70,804	$ 55,327
Interest-bearing deposits in other financial institutions	12,035	547
Cash and cash equivalents	82,839	55,874
Available-for-sale securities	211,680	236,269
Held-to-maturity securities	52,799	52,587
Mortgage loans held for sale	6,758	2,636
Loans receivable, net of allowance for loan losses of $20,670 -
June 2003; $21,288 - December 2002	1,023,321	995,011
Interest receivable:
Loans	5,097	5,076
Investments	1,136	1,490
Prepaid expenses and other assets	15,833	16,452
Foreclosed assets held for sale, net	11,984	4,328
Premises and equipment, net	16,587	16,963
Federal Home Loan Bank stock	14,962	14,962
Refundable income taxes	304	990
Deferred income taxes	24	--
Total Assets	$1,443,324	$1,402,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,059,474	$ 1,021,957
Federal Home Loan Bank advances	182,607	206,226
Short-term borrowings	62,406	43,304
Trust preferred securities	19,052	18,964
Accrued interest payable	1,902	2,485
Advances from borrowers for taxes and insurance	726	229
Accounts payable and accrued expenses	4,287	3,697
Deferred income taxes	--	1,067
Total Liabilities	1,330,454	1,297,929

Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued
12,325,002 shares	123	123
Additional paid-in capital	17,214	17,033
Retained earnings	154,800	145,931
Accumulated other comprehensive income:
Unrealized appreciation on available-for-sale securities,
net of income taxes	2,467	2,568
	174,604	165,655
Less treasury common stock, at cost;	(61,734)	(60,946)
Total Stockholders' Equity	112,870	104,709
Total Liabilities and Stockholders' Equity	$1,443,324	$1,402,638

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,		June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 15,728	$ 15,831	$ 31,049	$ 31,504
Investment securities and other	3,063	4,322	6,319	8,430

TOTAL INTEREST INCOME	18,791	20,153	37,368	39,934

INTEREST EXPENSE
Deposits	4,229	5,530	8,740	11,451
Federal Home Loan Bank advances	1,341	1,783	2,792	3,645
Short-term borrowings and trust preferred securities	336	320	619	648

TOTAL INTEREST EXPENSE	5,906	7,633	12,151	15,744

NET INTEREST INCOME	12,885	12,520	25,217	24,190
PROVISION FOR LOAN LOSSES	1,200	1,650	2,400	3,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,685	10,870	22,817	21,190

NON-INTEREST INCOME
Commissions	1,486	1,755	2,870	3,243
Service charges and ATM fees	2,843	2,025	5,280	3,872
Net gains on loan sales	565	255	1,117	694
Net realized gains on sales of available-for-sale securities	-	2,229	114	2,824
Expense on foreclosed assets	(244)	(167)	(507)	(494)
Other income	431	262	909	677

TOTAL NON-INTEREST INCOME	5,081	6,359	9,783	10,816

NON-INTEREST EXPENSE
Salaries and employee benefits	4,553	3,983	8,832	7,840
Net occupancy and equipment expense	1,551	1,288	3,001	2,447
Postage	398	365	819	695
Insurance	130	125	292	250
Advertising	187	156	342	266
Office supplies and printing	231	221	440	426
Other operating expenses	1,033	967	1,983	1,815

TOTAL NON-INTEREST EXPENSE	8,083	7,105	15,709	13,739

INCOME BEFORE INCOME TAXES	8,683	10,124	16,891	18,267
PROVISION FOR INCOME TAXES	2,872	3,590	5,622	6,331

NET INCOME	$5,811	$6,534	$11,269	$11,936

BASIC EARNINGS PER COMMON SHARE	$.85	$.95	$1.64	$1.74

DILUTED EARNINGS PER COMMON SHARE	$.84	$.94	$1.63	$1.72

DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.14	$ .33	$ .41

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